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                                                                   EXHIBIT 12.01


               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                              Six
                                                             Months
                                                             Ended
                                                            June 30,
Dollars in millions                                          1998
                                                           ---------
Earnings from continuing operations:
 Income from continuing operations before income taxes      $1,779
 Add fixed charges (see below)                               6,033
                                                            ------
Earnings as defined                                         $7,812
                                                            ======


Fixed charges from continuing operations:
Interest expense                                            $5,990
Other adjustments                                               43
                                                            ------
Fixed charges from continuing operations as defined         $6,033
                                                            ======
Ratio of earnings to fixed charges                            1.29
                                                            ======


NOTE:

The ratio of earnings to fixed charges from continuing operations is calculated by dividing fixed charges into the sum of income from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.